This Prospectus constitutes the prospectus covering
                   securities that have been registered under
                           the Securities Act of 1933.




                       THE COASTAL CORPORATION THRIFT PLAN


     This Prospectus relates to the offering of $100,000,000 in participation interests in The Coastal Corporation Thrift Plan (the "Plan") to eligible employees of The Coastal Corporation ("Coastal") and certain of its subsidiaries and related employers, and should be retained for future reference.

     Any securities of Coastal acquired hereunder by "affiliates" of Coastal (Chairman of the Board, Vice Chairman of the Board, President, any Vice President, Secretary, Treasurer or Controller) may not be offered or resold to the public, except pursuant to a registration statement, which may be a post-effective amendment hereof, or pursuant to the requirements of Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Such affiliates are advised to consult with Coastal's legal counsel prior to any such reoffering or resale.




                           ---------------------------






    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.




                           ---------------------------






     No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Coastal. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Coastal since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.



                           ---------------------------




                 The date of this Prospectus is April 29, 1997.

                                TABLE OF CONTENTS


                                                                            Page
INCORPORATION OF DOCUMENTS BY REFERENCE...................................    3
AVAILABLE INFORMATION.....................................................    3
THE COASTAL CORPORATION THRIFT PLAN.......................................    3
     Introduction.........................................................    3
     Purpose..............................................................    4
     Eligibility..........................................................    4
     Participation........................................................    4
     Contributions to the Plan............................................    4
     Vesting..............................................................    6
     Investments..........................................................    6
     Withdrawals, Distributions and Claims................................   10
     Voting of Stock......................................................   11
     Administrative Costs.................................................   12
     Administrator........................................................   12
     Reports..............................................................   12
     Amendment or Termination.............................................   12
FEDERAL INCOME TAX CONSEQUENCES...........................................   13
     Summary .............................................................   13
     Payments That Can and Cannot Be Rolled Over .........................   14
     Direct Rollover .....................................................   14
     Payment Paid To Participant..........................................   15
     Surviving Spouses, Alternate Payees, and Other Beneficiaries ........   17

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     This Prospectus incorporates herein by reference the following documents which have been filed with the Securities and Exchange Commission (the "Commission") by Coastal:

     (a) Coastal's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

     (b) Coastal's Registration Statement on Form S-3 describing Coastal's Common Stock - Registration No. 33-30902 filed with the Commission on September 1, 1989, filed pursuant to the Securities Act of 1933, as amended.

     All documents subsequently filed by Coastal pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of the post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.


                              AVAILABLE INFORMATION

     Coastal has filed with the Commission a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the participating interests pursuant to the Plan (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained herein as to the contents of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan filed as an exhibit to the Registration Statement.

     Coastal will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the information incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written requests should be directed to The Coastal Corporation, Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995, Attention: Corporate Secretary (telephone number (713) 877-1400).


                       THE COASTAL CORPORATION THRIFT PLAN

Introduction

     This Prospectus describes the Plan which offers participation interests to eligible employees of Coastal and certain of its subsidiaries and related employers. The term "Company," as used herein, refers to Coastal and its subsidiaries and related employers which have adopted the Plan. Coastal is the registrant of the securities in which certain contributions to the Plan are invested.

     The Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is subject to the participation, vesting, fiduciary and administrative requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), applicable to defined contribution plans.

     The following statements include summaries of certain provisions of the Plan. These statements do not purport to be complete and are qualified in their entirety by reference to the provisions of the Plan, a copy of which is on file as an exhibit to the Registration Statement. All capitalized terms not otherwise defined herein have the meanings set forth in the Plan.

Purpose

     The purpose of the Plan is to enable participating employees to share in the growth and prosperity of the Company, to provide employees with an opportunity to accumulate capital for their future economic needs and to enable employees to acquire stock ownership interest in Coastal.

Eligibility

     In general, each employee of the Company is eligible to participate in the Plan if the employee has completed at least one year of service with the Company. A year of service requires at least 1,000 hours of service during twelve consecutive months beginning with the date employed or any calendar year after that date.

     Employees who are not eligible to participate in the Plan include: (i) an employee who is covered by a collective bargaining agreement or other agreement negotiated with a company which does not provide for eligibility for the Plan,
(ii) retail outlet employees who are not classified as managers, and (iii) persons who are, with respect to the laws of the United States of America, a nonresident alien and who do not receive earned income from sources within the United States from the Company (except for persons employed by the Company at a location in Canada).

Participation

     Participation in the Plan may commence on the first day of the first full pay period following enrollment. Participation in the Plan is voluntary. An eligible employee may become a "Participant" in the Plan by submitting a written election to authorize payroll deductions to the Administrator (as defined herein) on a form provided by or acceptable to the Administrator.

Contributions to the Plan

     All contributions made pursuant to the Plan will be held by the trustee, Texas Commerce Bank National Association, P. O. Box 2558, Mail Code: 10TCT315, Houston, Texas 77252-8315, or any successor trustee (the "Trustee"), pursuant to The Coastal Corporation Thrift Trust for the exclusive benefit of those employees who are Participants under the Plan.

     Employee Contributions. Upon enrollment, a Participant may elect to contribute to the Plan through regular payroll deductions from two percent (2%) to eight percent (8%) (in increments of one percent (1%)) of the Participant's basic compensation up to a maximum compensation of $150,000 (or such greater amount provided pursuant to Section 401(a)(17) of the Code). Basic compensation is adjusted for cost of living adjustments (and for 1997, basic compensation is set at $160,000). Generally "basic compensation" means fixed salaries or wages per hour, sales commissions and truck mileage and loading which are paid by the Company to the Participant, excluding bonuses, overtime and other incentive compensation.

     Contributions may be made on a before-tax ("401(k) Option") or an after-tax basis ("After-Tax Option"), except that certain Participants who participate pursuant to special supplements to the Plan and who are employees of the Company's coal operations contribute on a before-tax basis only and additionally, Canadian participants contribute on an after-tax basis only.

     401(k) Option. The before-tax option consists of contributions on which the Participant does not pay federal income tax for the year of contribution. Taxes on these contributions are deferred until the funds are distributed from the Plan. This option is also referred to as the "401(k) Plan."

     To encourage participation by all employees, the 401(k) Option provides substantial deferral of taxes. However, because of the deferral of taxes, Congress has imposed restrictions to the amount that may be allocated to a 401(k) Plan. The restrictions relate to the contribution as a percentage of pay of all eligible employees. If these percentage tests are not met, 401(k) contributions of some higher paid Participants and the earnings related to such contributions will have to be distributed to such Participants in order to maintain the benefits of the 401(k) Option.

     The maximum amount that can be contributed under the 401(k) Option during 1997 is $9,500. The maximum contribution amount may be adjusted for cost of living adjustments. If a Participant's contributions for a year exceed the maximum allowable for such year, the amount of excess contributions, together with the earnings attributable to such excess contributions, must be distributed to the Participant or, alternatively, be recharacterized as after-tax contributions. Due to the restrictions placed on recharacterized amounts, it is anticipated that distributions of excess contributions will be made rather than the recharacterization of such amounts.

     After-Tax Option. The After-Tax Option consists of contributions on which the Participant pays federal income tax for the year of contribution. This option is also referred to as the regular option. Congress has imposed limitations on the amount of after-tax contributions that can be made during any year by higher paid (also referred to as "highly compensated") Participants. If contributions attributable to such higher paid Participants exceed an amount determined pursuant to prescribed percentage tests, such contributions, together with any earnings thereon, must be returned to the Participant.

     Comparison of 401(k) Option and After-Tax Option. The following example illustrates the difference between making a contribution under the 401(k) Option versus the After-Tax Option. The example is based on a married employee with two children who does not itemize deductions and on federal withholding tax rules for 1997.

                                                                                   401(k)              After-Tax
                                                                                   Option               Option
                                                                                 ----------          -----------

      Biweekly base pay......................................................    $    1,000          $     1,000
      Contribution (assume 8%)...............................................           (80)                   -
                                                                                 ----------          -----------
      Taxable income.........................................................           920                1,000
      Federal Insurance Contribution Act tax.................................           (77)                 (77)
      Federal income tax withholding.........................................           (45)                 (57)
                                                                                 ----------          -----------
      Net pay................................................................           798                  866
      Contribution (assume 8%)...............................................             -                  (80)
                                                                                 ----------          ------------
      Net take home pay......................................................    $      798          $       786
                                                                                 ==========          ===========
      Approximate biweekly increase in current net take home
        pay with 401(k) Option contribution..................................    $       12
                                                                                 ==========

     Changes in Contributions. A Participant may increase, decrease or discontinue his payroll deduction contributions under the Plan by giving written notice to the Administrator and the change will become effective the first day of the first full pay period following receipt of the notification. Any discontinuance of payroll deduction contributions will be effective for at least twelve weeks. Contributions to the Plan are automatically suspended during the periods of authorized leave without pay.

     Rollover Contributions. A rollover account may be established by any Participant, including a person who has not completed one year of service but is otherwise eligible to participate. A rollover account is established with funds distributed to the employee by a trust described in Section 401(a) of the Code and is exempt from tax under Section 501(a) of the Code. In addition, restrictions which apply to certain self-employed individuals, as defined in
Section 401(c)(1) of the Code, limit rollovers for those individuals. Generally, the taxable portion of a rollover distribution may be deposited in the rollover account provided the funds meet the requirements contained in Section 402 of the Code for a qualifying rollover distribution. The Administrator may refuse to accept any rollover which, in its opinion, will cause the Plan to violate any provision of the Code. Rollover accounts in the Plan will be invested in the Coastal Common Stock Fund (as defined herein) although funds may be held in cash or cash equivalents pending investment or as otherwise deemed appropriate by the Administrator. If the rollover contribution consists of assets other than cash, then the assets will be liquidated and invested in the Coastal Common Stock Fund. Amounts considered to be employee contributions may not be placed in a rollover account in the Plan.

     Employer Matching Contributions. The Company will make matching Company contributions for the account of a Participant in an amount equal to his employee contributions, subject to the following limitations: (i) during a Participant's first and second year of active participation in the Plan, the maximum matching Company contributions are 2% of the Participant's basic compensation (as defined above); during the third and fourth year of active participation, the matching Company contributions are a maximum of 4% of basic compensation; during the fifth and sixth years of active participation, the maximum matching Company contributions are 6% and after six years of active participation in the Plan, the maximum matching Company contributions are 8%. Any month during which the Participant is eligible to contribute to the Plan and declines to do so is excluded from the calculation of years of active participation. (See "Withdrawals, Distributions and Claims" below for the definition of "Years of Active Participation.") Participants in the coal operations are not eligible for matching Company contributions.

     Matching Company  contributions  may not exceed the limitations  imposed by
Section 415 of the Code. The Company does not make a matching contribution with respect to rollover contributions.

Vesting

     A Participant is at all times fully vested in his contributions and the earnings thereon. A Participant is vested in matching Company contributions and earnings thereon as follows: 20% at the end of the first year of active participation, 40% at the end of the second such year, 60% at the end of the third such year and 80% at the end of the fourth such year. After five years of active participation, a Participant is 100% vested in all further matching Company contributions and the earnings thereon. Upon a Participant's death, his total and permanent disability, his attainment of sixty-five years of age while an active employee or if the Company permanently discontinues contributions to the Plan or terminates the Plan, the Participant is 100% vested in the amount credited to his account.

Investments

     The Plan provides for investment options in the Coastal Common Stock Fund, the Interest Income Fund and the Diversified Fund. The Coastal Common Stock Fund is a fund invested in common stock of Coastal ("Common Stock"), and cash dividends on Common Stock are reinvested in the Coastal Common Stock Fund. The Interest Income Fund is an unsegregated fund invested in interest-bearing investments such as bonds, notes, debentures, savings accounts, savings certificates, commercial paper, obligations of the United States of America, deposit accounts maintained by one or more legal reserve life insurance companies which provide for the payment of fixed or variable rates of interest for specified periods of time and other similar types of investments. A portion of the Interest Income Fund may be retained in cash. The Diversified Fund is an unsegregated fund invested in capital stocks of issuers (other than Coastal or any related employer or subsidiary of Coastal), notes, bonds, debentures and other similar types of investments. A portion of the Diversified Fund may be retained in cash or invested temporarily in commercial paper or obligations of the United States of America.

     Investment of Employee Contributions. Under the 401(k) Option, all Participant contributions (except contributions by Participants in the coal operations) must be invested entirely in the Coastal Common Stock Fund.
Contributions by Participants in the coal operations may be invested in the Coastal Common Stock Fund, the Interest Income Fund and the Diversified Fund with a minimum of 25% invested in the Coastal Common Stock Fund.

     Under the After-Tax Option, all Participant contributions which are not eligible for matching Company contributions must be invested entirely in the Coastal Common Stock Fund. For each Participant's after-tax contributions which are eligible for matching Company contributions, 25% must be invested in the Coastal Common Stock Fund and the remaining 75% may be invested (in increments of five percent), at the election of the Participant, in the Coastal Common Stock Fund, the Diversified Fund and/or the Interest Income Fund. Contributions by Participants in Canada may be invested in the Coastal Common Stock Fund only.

     Those contributions which the Participant does not elect to have invested in the Diversified Fund or the Interest Income Fund are invested by the Trustee in the Coastal Common Stock Fund as soon as practicable after receipt thereof. The Trustee may, however, initially invest Participant contributions in short-term investment obligations selected from time to time pending investment in the various funds.

     A Participant may change his election for investment of his after-tax contributions to the Diversified Fund, the Interest Income Fund and the Coastal Common Stock Fund up to four times per calendar year. The change is made by giving written notice to the Administrator before the first day of the pay period for which the change is to be effective.

     Employer Contributions. All matching Company contributions are invested in the Coastal Common Stock Fund.

     Transfer of Employee Account Balance Among Funds. With certain restrictions, each Participant has a right once each calendar year to transfer all or any portion of his account balance from the Diversified Fund, the Interest Income Fund and the Coastal Common Stock Fund to any other of these funds. The right to transfer is only applicable to (i) that part of a Participant's account balance attributable to after-tax contributions which were eligible for matching Company contributions, (ii) the before-tax contributions of the Participants in the coal operations, and (iii) to the before-tax contributions of a Participant who has attained the age of 59-1/2 and is eligible for an 8% matching Company contribution.

     Any requested transfer will be made on a Valuation Date (as defined herein). A written election for a transfer must be received by the Administrator at least five days before the Valuation Date. A "Valuation Date" is generally the last business day of each calendar month, unless the Administrator selects another date.

     Matching Company contributions and employee contributions which are not matched by the Company may not be transferred among funds. These restrictions do not apply to Participants in the coal operations.

     In general, the process for purchase and sale of stock and other investments is as described in the following paragraphs.

     Any amount transferred to the Coastal Common Stock Fund is entered as Cash Awaiting Investment and stock is allocated as of the next Valuation Date. (See "Cash Awaiting Investment" below.) The amount transferred from the Coastal Common Stock Fund is determined as described below in "Sale of Stock."

     Any amount transferred to or from the Interest Income Fund or the Diversified Fund is entered or removed, respectively, as of the Valuation Date for which the transfer request is effective. This differs from transactions involving Coastal Common Stock since the Interest Income Fund and the Diversified Fund do not have a Cash Awaiting Investment account.

     Sale of Stock. Any sale of Coastal Common Stock is considered to have occurred as of the Valuation Date and the Participant directing the sale will generally receive the closing price on that day. The closing price is the "Close" price for New York Stock Exchange Composite Transactions as reported in "The Wall Street Journal." The shares being sold by the Participant are purchased by the Trustee from the Participant at the closing price. The shares are then available as part of the "Purchase Pool," discussed below, for allocation to the accounts of Participants who purchase shares with contributions or transfer of funds. If the volume of sales by Participants exceeds the anticipated need of the Plan for Common Stock, the Trustee may sell such excess Common Stock. Such sales will be in the open market and the price received by the Trustee may vary substantially from the closing price on the Valuation Date. When such market sales occur, the price received by a Participant for sale of Common Stock in his account will be the average of the sales price of shares retained by the Plan (using the closing market price on the Valuation Date to determine the sales price) and the actual sale price of shares sold on the market. This means that a Participant making a withdrawal of cash or a transfer among funds may receive a price per share which is lesser than or greater than the closing market price on the Valuation Date.

     Purchase of Stock. The purchase price for each share allocated to the account of a Participant is an average of the purchase price of shares in the Purchase Pool (as defined herein). The "Purchase Pool" consists of shares retained by the Trust when Participants sell shares because of transfers among funds or the withdrawal of cash from the Trust, plus shares purchased by the Trustee in the open market. For any end of the month allocation, the Purchase Pool price is the average price of all shares in the Purchase Pool. The Purchase Pool price cannot be determined in advance by a Participant or the Trustee because the Trustee purchases shares in the market as needed for allocation. The Trustee does not purchase stock from Coastal and Coastal does not donate stock to the Plan. All purchases and sales involve parties other than Coastal.

     Cash Awaiting Investment. The stock funds, including the Coastal Common Stock Fund, are to be invested in stock. Any funds which are not invested in stock are described in the account of a Participant as "Cash Awaiting
Investment." Any transfer to a stock fund will be shown as Cash Awaiting Investment and this amount will be used as the basis for allocation of stock to the account as of the following Valuation Date. The allocation is made using the Purchase Pool price for the Valuation Date the allocation is made. See "Sale of Stock" for a description of the determination of Purchase Pool price. For example, if a Participant requests that $1,000 be transferred from the Interest Income Fund to the Coastal Common Stock Fund as of the February Valuation Date, the account of the Participant will reflect (1) a removal of $1,000 from the Interest Income Fund as of the February Valuation Date, (2) cash awaiting investment of $1,000 in the Coastal Common Stock Fund as of the February Valuation Date, (3) cash awaiting investment of $0 as of the March Valuation Date, and (4) number of shares of stock which $1,000 purchased at the purchase pool price as of the March Valuation Date.

     Cash Awaiting Investment is invested on a short-term basis pending the purchase of Common Stock. Earnings from such investments are allocated to the accounts of Participants based upon the relative amount of Cash Awaiting Investment in Participants' accounts for the period.

     Allocation of Earnings. Earnings for the Interest Income Fund are commingled and allocated to each account based on the account balance as of the prior Valuation Date. For example, March earnings are allocated based on Participant account balances as of the end of February. Then, current contributions are added to give the total value as of the March Valuation Date.

     Earnings for the Diversified Fund are handled in the same general manner as the earnings of the Interest Income Fund. In the Diversified Fund, the value of the unit reflects the change in value due to both earnings and market price changes.

     Processing of withdrawals can take 30 to 90 days. Funds being withdrawn do not receive an allocation of interest during the period of processing.

     Other Investments. The Trustee is authorized to invest temporarily in short-term investment obligations and to retain a portion of the contributions in cash funds to the extent it deems advisable. Cash funds retained by the Trustee may be deposited in banks selected by the Trustee (including the banking department of the Trustee) and can be withdrawn only as authorized by the Trustee.

     As a result of the spin-off of Valero Energy Corporation ("Valero") in 1979, the Plan received a stock dividend of Valero common stock and such stock was allocated to Participant accounts. The Valero stock is held in the Valero Stock Fund. All cash realized from Valero common stock, including dividends, is invested in the Diversified Fund unless the Participant elects to have such cash invested in the Coastal Common Stock Fund.

     A fund was established to hold the common stock of Intelect Communications Systems Limited (formerly, Challenger International, Ltd. and prior to that, Coastal International, Ltd.) ("Intelect") received as the result of a corporate spin-off during 1980 by Coastal. Cash realized from Intelect common stock, including dividends, is invested in the Coastal Common Stock Fund.

     A Participant may direct the Administrator to sell any Valero and/or Intelect common stock in his account. Proceeds from the sale of such stock attributable to a Participant's contributions may be invested in the Coastal Common Stock Fund, the Diversified Fund and/or the Interest Income Fund. Proceeds from the sale of Valero and/or Intelect stock attributable to Company contributions may be invested only in the Coastal Common Stock Fund and/or the Diversified Fund.

     A fund was established to hold Coastal Class A Common Stock ("Class A Common Stock") which was issued as a dividend in 1984. The holder of Class A Common Stock may not transfer such stock. A Participant may direct the Administrator in writing to convert Class A Common Stock into Coastal Common Stock. When Class A Common Stock attributable to matching Company contributions is converted, the Common Stock received becomes part of the Coastal Common Stock Fund. When Class A Common Stock attributable to Participant contributions is converted, the Common Stock received becomes part of the Coastal Common Stock Fund unless the Participant directs the Administrator in writing to sell the Common Stock and to invest the proceeds in the Diversified Fund or the Interest Income Fund. Any cash dividends declared on shares of Class A Common Stock will be invested in the Coastal Common Stock Fund.

     Participants who have an interest in the Coastal Preferred Stock Fund may have their Series B, $1.83 convertible preferred stock of Coastal converted by submitting a written election. Each ten shares of the Series B, $1.83 convertible preferred stock may be converted into 36.125 shares of Common Stock and one share of Class A Common Stock. Dividends on such Series B preferred stock are invested in the Coastal Common Stock Fund.

     Comparison of Investments. Certain Participant contributions may be invested in the Coastal Common Stock Fund, the Diversified Fund and/or the Interest Income Fund, as discussed above. The following tables illustrate the performance of each of the funds over the past three years. This information will enable a Participant to make informed investment decisions on the investment of his contributions. However, it should be noted that future performance may not follow patterns of past performance.

     Coastal Common Stock Fund. The following table presents a hypothetical participation in the Plan during the past three years based on assumed Participant contributions of $30 per month with matching Company contributions of 100% of such amounts, as provided in the Plan, and all contributions were invested in Common Stock. The table reflects the cost of shares of Common Stock purchased during the periods indicated, such purchases having been made both in the open market and within the Plan from Participants electing to sell such stock. Amounts for dividends are omitted.

                                            Cumulative                                               Unrealized
                                             Number of         Cumulative          Value of          Gain (Loss)
                    Annual                   Shares of           Cost of         Common Stock       on Shares of
                 Contributions             Common Stock       Common Stock         at End of        Common Stock
Year      Employee           Employer        Purchased          Acquired            Period            Purchased
----      --------           --------     ---------------   ----------------  ------------------ --------------

1994       $   360           $  360             24             $    720           $    629           $    (91)
1995           360              360             48                1,440              1,771                331
1996           360              360             66                2,160              3,221              1,061

     Diversified Fund. Participant contributions designated for the Diversified Fund are invested principally in common stocks and cash equivalent investments managed by Delaware Investment Advisers, Inc. selected by the Administrator. The following table assumes Participant contributions of $30 per month with no matching Company contributions invested in the fund. The table reflects the cost of a Participant's share of the Diversified Fund based on the monthly value of such fund.

                 Annual                Cumulative          Cumulative              Value at
                Employee                  Units             Employee                 Year            Unrealized
Year          Contributions             Purchased         Contributions               End            Gain (Loss)
----          -------------            -----------        -------------            --------          -----------

1994            $   360                     65               $    360             $    360               $   0
1995                360                    119                    720                  910                 190
1996                360                    161                  1,080                1,526                 446

     Interest Income Fund. Participant contributions designated for the Interest Income Fund are currently held in interest-bearing securities. The following table is based on assumed employee contributions of $30 per month, with no matching Company contributions invested in the fund.

                                                                                                     Cumulative
                         Annual                     Cumulative                Cumulative              Value at
                        Employee                     Employee                   Annual                  Year
Year                  Contributions                Contributions               Earnings                  End
----                  -------------                -------------              -----------             ---------

1993                     $  360                       $    360                   $  23                 $   383
1994                        360                            720                      48                     791
1995                        360                          1,080                      66                   1,217

Withdrawals, Distributions and Claims

     Voluntary Withdrawals. As of any Valuation Date, a Participant may withdraw any part of his after-tax account balance, plus any earnings thereon. In addition to the foregoing, a Participant with ten or more years of active participation (as defined herein) may withdraw any portion of his account balance attributable to matching Company contributions, plus any earnings thereon. However, in either case, the Participant may not contribute to the Plan for 26 weeks after such withdrawal. A Participant may make only one withdrawal per year pursuant to these provisions.

     Special In-Service Withdrawal. After ten years of active participation in the Plan, a Participant may elect once in each subsequent ten-year period of active participation to withdraw any portion of his account balance without penalty (e.g., suspension period), subject to certain restrictions. The special in-service withdrawal includes all matching Company contributions and earnings, but does not include any portion of a Participant's account balance attributable to 401(k) Option contributions and earnings unless the Participant is 59-1/2 or over. Withdrawals of 401(k) account balances are described in "401(k) Withdrawals" below.

     To receive a distribution under this option as of a Valuation Date, the Administrator must receive a written withdrawal request at least five days prior to such Valuation Date.

     The term "years of active participation" by a Participant generally means the period of such Participant's eligibility to contribute to the Plan, excluding periods of time during which he was eligible to contribute to the Plan but declined to do so. Periods of employment with a subsidiary or related employer of Coastal which had not adopted the Plan are also included (i) if the Participant would have been eligible had the Coastal subsidiary or related employer adopted the Plan and (ii) if the subsidiary or related employer had a similar Plan and the Participant was a participant in such plan.

     401(k) Withdrawals. Withdrawals of 401(k) Option contributions and earnings thereon are more restricted than for after-tax contributions, but distribution during employment is allowed after attainment of the age of 59-1/2 years, upon disability or in the event of hardship. "Hardship" means a heavy and immediate financial need that cannot be satisfied through any other source and is limited to those funds necessary to pay medical expenses which are not covered by a third party (such as the Participant's medical plan), funds to make a down payment on a principal residence, funds to make payments needed to prevent a Participant's eviction from or the foreclosure on such Participant's principal residence, funds for tuition for the next year at a post-secondary school or funds for the funeral expenses of a family member. In-service hardship withdrawals will result in a suspension period of 52 weeks during which a
Participant may not contribute to the Plan. Additionally, the amount of Participant's contributions may be affected in the year that follows the period of suspension. The amount of the hardship withdrawal may not exceed contributions and earnings thereon as of December 31, 1988 and after that date, only the contributions made.

     A withdrawal from a Participant's rollover account is permitted once per Plan year and such withdrawal will not result in the suspension of contributions to the Plan for a Participant.

     Total Distributions and Forfeiture. The account of a Participant is fully vested upon his death, his total and permanent disability or his attainment of 65 years of age while an active employee. Should the Participant terminate employment for any other reason, he will be entitled to the current account balance arising from his own contributions and any vested Company contributions, plus the earnings on both. If the Participant is less than 50% vested in the Company contributions at the time of termination for any reason other than death, any nonvested portion of the Company contributions and earnings shall be forfeited. If such Participant is reemployed before he incurs five consecutive one-year breaks in service, any amount so forfeited shall be restored upon repayment by the Participant of the full amount of the withdrawal. Such repayment must be made before the earlier of five years after the first day the employee is reemployed or the close of the first period of five consecutive one-year breaks in service commencing after such withdrawal. If the Participant is at least 50%, but less than 100%, vested at the time of termination of employment or if the Participant does not withdraw any part of his account balance, the nonvested portion shall be retained until a sufficient period has elapsed to determine whether he will be reemployed or will incur five consecutive one-year breaks in service. If not reemployed within such time, the nonvested portion of the account shall be forfeited.

     Payment of Withdrawals and Distributions. Upon any withdrawal or distribution, the Participant, or any beneficiary designated by the Participant pursuant to the Plan (a "Beneficiary"), will receive as soon as practicable payment in cash, or at the discretion of the Administrator in stocks or securities, the value of his contributions and the vested matching Company contributions, plus earnings on both. See "Transfer of Employee Contributions Among Funds" for a description of the procedure used in processing withdrawals from the Plan.

     Distribution from the Plan may be deferred, at the option of the Participant, if the value of the Participant's vested interest in the Plan exceeds $3,500. However, distribution of a Participant's benefits under the Plan generally must begin no later than April 1 of the calendar year following the calendar year in which he (i) attains 70-1/2 years or (ii) retires, whichever is later.

     Non-Assignable Interest. Except as otherwise provided by law (including certain court orders which relate to child support, alimony payments or marital property rights), no right or interest of any Participant in the Plan may be assigned or alienated. This provision, however, does not affect the designation by a Participant of a Beneficiary and the distribution to the Beneficiary in accordance with the provisions of the Plan.

     Claims. A Participant or Beneficiary who believes that he is entitled to any benefit or right provided under the Plan has the right to file a written claim with the Administrator who must either honor the claim or provide a written denial to the claimant. Specific time requirements for filing apply to certain claims (such as withdrawals). If the claimant is not notified of a decision within ninety (90) days after it is received by the Administrator, the claim is deemed to be denied. Should a claim be denied (or deemed denied because of the lapse of 90 days), the claimant has sixty (60) days in which he may file a written appeal with the Administrator requesting a review of the denied claim and may also request a hearing with the Administrator to present any evidence in support of the claim. The 60-day appeal period commences with the receipt of the denial or the lapse of the initial 90-day period. The claimant will be notified in writing of the final decision.

Voting of Stock

     Annual or Special Meeting. Before each annual or special meeting of stockholders of Coastal, Valero and Intelect, each Participant (other than Participants who have terminated employment and whose account balance consists only of forfeitable amounts attributable to matching Company contributions) will be furnished with a copy of the proxy solicitation material for such meeting, to the extent materials are received, and will be requested to provide written instructions as to the voting of the Common Stock credited to such Participant's account. Such stock will be voted in accordance with the Participant's instructions; however, the Trustee will exercise its discretion as to the voting of those shares on which it has not received instructions.

     Tender and Exchange Offers. In the event of a tender or exchange offer for Common Stock held by the Plan, each Participant who has such stock allocated to his account will be furnished with any information distributed to stockholders of such stock in connection with such offer. With respect to shares of Common Stock allocated to his account, a Participant has the right to direct the Trustee in writing as to the manner in which to respond to such offer. The Trustee may not tender or exchange any Common Stock with respect to which a Participant has the right of direction unless it receives timely instructions from the Participant. Shares of Common Stock which have not been allocated to the accounts of Participants will be tendered or exchanged by the Trustee in the same proportion as the shares with respect to which Participants have the right of direction are tendered or exchanged.

Administrative Costs

     Reasonable compensation or expenses of administering the Plan shall be paid out of the Plan assets, except to the extent that the Administrator elects to have such expenses paid directly by the Company. All taxes which may be levied or assessed under future laws upon the Plan or the income thereof will be paid by the Plan.

Administrator

     The Plan is administered by The Coastal Corporation (the "Administrator"), Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995. The Administrator is responsible for certain specific duties, such as administration of the Plan and all duties not delegated to others under the provisions of the Plan.

     Pursuant to provisions of the Plan, an administrative committee (the "Administrative Committee") has been appointed to review and render a decision in each case of the appeal of a denied claim for benefits under the Plan. Members of the Administrative Committee are Ronald A. Brownlee, Coby C. Hesse and Austin M. O'Toole, all of whom are employees of the Company.

     The members of the Administrative Committee serve without compensation for services performed in such capacity; all expenses of the Administrative Committee are paid by the Company. The Company may remove any member of the Administrative Committee, with or without cause, and may appoint new members thereto.

Reports

     The Administrator will supply each Participant with an annual statement of the Participant's account. The statement will include information with respect to the amount and status of the Participant's account and such other information as the Administrator may from time to time consider appropriate or which may be required by any applicable law.

Amendment or Termination

     Coastal, by action of its board of directors, may amend or terminate the Plan at any time. No such amendment or termination may have any retroactive effect, or reduce or impair the interest of any Participant in assets then held for his account under the Plan or provide for or permit any assets or funds then held by the Trustee to be used for or devoted to purposes other than as provided in the Plan; provided, however, that each participating company may, at any time and from time to time, modify any of the provisions of the Plan prospectively or retroactively, if and to the extent that such action is necessary or appropriate in the judgment of the board of directors of such participating company (i) to qualify or maintain the Plan established thereunder as a plan and trust meeting the requirements of Sections 401 and 501(a) of the Code, and (ii) to comply with any applicable federal or state statutes and regulations. In the event of termination of the Plan, a Participant will be fully vested with the full amount credited to his account.

                         FEDERAL INCOME TAX CONSEQUENCES

     Payments from the Plan may involve complex United States federal income tax questions. Participants are urged to consult with a tax specialist in order to be fully informed of his or her individual tax consequences of the various payment options available under the Plan. The recipient is responsible for decisions relating to optional plan payments and the tax consequences thereof, since only the recipient and/or the recipient's financial and tax advisors are in a position to evaluate fully the financial and tax situation of the recipient. The comments which follow point out some tax ramifications of typical payment situations, but are not intended to serve as a complete guide, and are based on interpretations which may be altered by changes in the law or the Internal Revenue Service ("IRS") position.


                                     SUMMARY

     In general, a payment from the Plan that is eligible for "rollover" can be taken in two ways. A Participant can have all or any portion of his payment either (1) paid in a "direct rollover" or (2) paid to him. This choice will affect the tax a Participant owes. A rollover is a payment of a Participant's Plan benefits to his individual retirement arrangement ("IRA") or to another eligible retirement plan.

     If a Participant chooses a DIRECT ROLLOVER

     o Participant's payment will not be taxed in the current year and no income tax will be withheld.

     o    Participant's  payment  will  be  made  directly  to his  IRA  or,  if
          Participant   chooses,   to  another   qualified   plan  that  accepts
          Participant's rollover.

     o Participant's distribution will be taxed later when he withdraws it from the IRA or the qualified plan.

     If Participant chooses to have his Plan benefits PAID TO HIM

     o Participant will receive only 80% of the payment, because the Plan Administrator is required to withhold 20% of the payment and remit it to the IRS as income tax withholding to be credited against Participant's federal income taxes.

     o Participant's payment will be taxed in the current year unless Participant rolls it over. Participant may be able to use special tax rules that could reduce the federal income tax Participant owes. (The 5-year averaging for lump-sum distributions has been repealed effective for years beginning January 1, 2000.) However, if a Participant receives the payment before age 59-1/2, the Participant may have to pay an additional 10% tax.

     o Participant can roll over the payment by paying it to his IRA or to another qualified employer plan that accepts his rollover within 60 days of receiving the payment. The amount rolled over will not be taxed until Participant withdraws it from the IRA or qualified employer plan.

     o If Participant decides to roll over 100% of the payment to an IRA or an employer plan after receiving the payment, Participant must replace the 20% that was withheld. If Participant rolls over only the 80% that Participant received, the 20% that was withheld and not rolled over is treated as income to the Participant and Participant will be taxed on that amount.

Payments that Can and Cannot Be Rolled Over

     Payments from the Plan may be "eligible rollover distributions." This means that they can be rolled over to an IRA or to another qualified employer plan that accepts rollovers. Participant's Plan Administrator should be able to tell him what portion of his payment is an eligible rollover distribution. The following types of payments cannot be rolled over:

     Non-taxable Payments. In general, only the "taxable portion" of a Participant's payment is an eligible rollover distribution. After-tax employee contributions cannot be rolled over. After-tax contributions will be non-taxable when they are paid to Participant because generally after-tax contributions were already taxed when deducted from the Participant's salary.

     Payments Spread Over Long Periods. Participant cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for

     o    Participant's lifetime (or life expectancy), or

     o Participant's lifetime and Participant's beneficiary's lifetime (or life expectancies), or

     o    a period of ten years or more.

     Required Minimum Payments. Beginning in the year Participant reaches age 70-1/2, a certain portion of Participant's payment cannot be rolled over because it is a "required minimum payment" that must be paid to Participant.

Direct Rollover

     Participant can chose a direct rollover of all or any portion of his payment that is an "eligible rollover distribution," as described above. In a direct rollover, the eligible rollover distribution is paid directly from the Plan to an IRA or another qualified employer plan that accepts rollovers. If the Participant chooses a direct rollover, the Participant is not taxed on the rollover until he later takes it out of the IRA or the employer plan.

     Direct Rollover to an IRA. Participant can open an IRA to receive the direct rollover. (The term "IRA" as used in this Prospectus, includes individual retirement accounts and individual retirement annuities.) If a Participant chooses to have his payment made directly to an IRA, he should contact an IRA sponsor (usually a financial institution) to find out how to have his payment made in a direct rollover to an IRA at that institution. If a Participant is unsure of how to invest his money, he can temporarily establish an IRA to receive the payment. However, in choosing an IRA, a Participant may wish to consider whether the IRA Participant chooses will allow him to move all or a part of Participant's payment to another IRA at a later date, without penalties or other limitations. See IRS Publication 590, Individual Retirement Arrangements, for more information on IRAs (including limits on how often the Participant can roll over between IRAs).

     Direct Rollover to a Plan. If a Participant is employed by a new employer that has a qualified plan, and Participant wants a direct rollover to that plan, the Participant should ask the administrator of that plan whether it will accept his rollover. An employer plan is not legally required to accept a rollover. If Participant's new employer's plan does not accept a rollover, the Participant can choose a direct rollover to an IRA.

     Direct Rollover of a Series of Payments. If a Participant receives eligible rollover distributions that are paid in a series for less than ten years, the Participant's choice to make or not make a direct rollover for a payment will apply to all later payments in the series until the Participant changes his election. Participant is free to change his election for any later payment in the series.

Payment Paid to Participant

     If a Participant has the payment made to him, it is subject to 20% income tax withholding. The payment is taxed in the year the Participant receives it unless, within 60 days of receipt, the Participant rolls it over to an IRA or another qualified plan that accepts rollovers. If the Participant does not roll it over, special tax rules may apply.

     Income Tax Withholding:

     Mandatory Withholding. If any portion of the payment to a Participant is an eligible rollover distribution, the Plan is required by law to withhold 20% of that amount. This amount is sent to the IRS as income tax withholding. For example, if a Participant's eligible rollover distribution is $10,000, only $8,000 will be paid to the Participant because the Plan must withhold $2,000 as income tax. However, when the Participant prepares his income tax return for the year, the Participant will report the full $10,000 as a payment from the Plan. Participant will report the $2,000 as tax withheld, and it will be credited against any income tax the Participant owes for the year.

     Voluntary Withholding. If any portion of a Participant's payment is not an eligible rollover distribution but is taxable, the mandatory withholding rules described above do not apply. In this case, the Participant may elect not to have withholding apply to that portion. To elect out of withholding, the Participant should ask the Plan Administrator for the election form and related information.

     Sixty-Day Rollover Option. If a Participant has an eligible rollover distribution paid to him, he can still decide to roll over all or part of it to an IRA or another qualified employer plan that accepts rollovers. If a Participant decides to roll over the distribution, he must make the rollover within 60 days after he receives the payment. The portion of his payment that is rolled over will not be taxed until the Participant takes it out of the IRA or the employer plan.

     Participant can roll over up to 100% of the eligible rollover distribution, including an amount equal to the 20% that was withheld. If a Participant chooses to roll over 100%, the Participant must replace the 20% that was withheld within the 60-day period allowed for contributing the distribution to the IRA or the employer plan. On the other hand, if a Participant rolls over only the 80% that the Participant received, the Participant will be taxed on the 20% that was withheld. The 20% that was withheld will be sent to the IRS in either event.

     Example: Participant's eligible rollover distribution is $10,000, and he chooses to have it paid to himself. Participant will receive $8,000, and $2,000 will be sent to the IRS as income tax withholding. Within 60 days after receiving the $8,000, the Participant may roll over the entire $10,000 to an IRA or employer plan. To do this, the Participant rolls over the $8,000 he received from the Plan, and he will have to replace the $2,000 withheld from other sources (Participant's savings, a loan, etc.). In this case, the entire $10,000 is not taxed until the Participant takes it out of the IRA or employer plan. If the Participant rolls over the entire $10,000, when he files his income tax return, the Participant may get a refund of the $2,000 withheld.

     If on the other hand, the Participant rolls over only $8,000, the $2,000 the Participant did not roll over is taxed as income in the year it was withheld. When the Participant files his income tax return he may get a refund of part of the $2,000 withheld. (However, any refund is likely to be larger if Participant rolls over the entire $10,000.)

     Additional 10% Tax If Participant Is Under Age 59-1/2. If a Participant receives a distribution before he reaches age 59-1/2 and he does not roll it over, then, in addition to the regular income tax, Participant may have to pay an extra tax equal to 10% of the taxable portion of the distribution. The additional 10% tax does not apply to Participant's payment if it is (1) paid to him because he separates from service with his employer during or after the year Participant reaches age 55, (2) paid because he retires due to disability, (3) paid to him as equal (or almost equal) payments over Participant's life or life expectancy (or his and his beneficiary's lives or life expectancies), or (4) used to pay certain medical expenses. See IRS Form 5329 for more information on the additional 10% tax.

     Special Tax Treatment. If a Participant's eligible rollover distribution is not rolled over, it will be taxed as income to the Participant in the year he receives it. However, if it qualifies as a "lump sum distribution," it may be eligible for special tax treatment. A lump sum distribution is a payment, within one year, of the Participant's entire balance under the Plan (and certain other similar plans of the employer) that is payable to the Participant because he has reached age 59-1/2 or has separated from service with his employer (or, in the case of a self-employed individual, because he has reached age 59-1/2) or has become disabled. For a payment to qualify as a lump sum distribution, the Participant must have been a participant in the plan for at least 5 years. The special tax treatment for lump sum distributions is described below.

     Five-Year Averaging. If Participant receives a lump sum distribution after he is age 59-1/2, Participant may be able to make a one-time election to figure the tax on the payment by using "5-year averaging." Five-year averaging often reduces the tax Participant owes because it treats the payment much as if it were paid over 5 years. Effective for years beginning January 1, 2000, the 5-year averaging will no longer be available for lump sum distributions due to a change in the law.

     Ten-Year Averaging If Participant was Born Before January 1, 1936. If a Participant receives a lump sum distribution and he was born before January 1, 1936, the Participant can make a one-time election to figure the tax on the payment by using 10-year averaging (using 1986 tax rates) instead of 5-year averaging (using current tax rates). Like the 5-year averaging rules, 10-year averaging often reduces the tax the Participant may owe.

     Capital Gain Treatment If Participant was Born Before January 1, 1936. In addition, if a Participant receives a lump sum distribution and he was born before January 1, 1936, the Participant may elect to have the part of his payment that is attributable to his pre-1974 participation in the Plan (if any) taxed as long-term capital gain at a rate of 20%.

     There are other limits on the special tax treatment for lump sum distributions. For example, a Participant can generally elect this special tax treatment only once in his lifetime, and the election applies to all lump sum distributions that the Participant receives in that same year. If a Participant has previously rolled over a payment from the Plan (or certain other similar plans of the employer), the Participant cannot use this special tax treatment for later payments from the Plan. If a Participant rolls over his payment to an IRA, the Participant will not be able to use this special tax treatment for later payments from the IRA. Also, if a Participant rolls over only a portion of his payment to an IRA, this special tax treatment is not available for the rest of the payment. Additional restrictions are described in IRS Form 4972, which has more information on lump sum distributions and how a Participant elects the special tax treatment.

     Employer Stock or Securities. There is a special rule for a payment from the Plan that includes employer stock (or other employer securities). To use this special rule, (1) the payment must qualify as a lump sum distribution, as described above (or would qualify except that the Participant does not yet have 5 years of participation in the Plan), or (2) the employer stock included in the payment must be attributable to "after-tax" employee contributions, if any. Under this special rule, a Participant may have the option of not paying tax on the "net unrealized appreciation" of the stock until he sells the stock. Net unrealized appreciation generally is the increase in the value of the employer stock while it was held by the Plan. For example, if employer stock was contributed to a Participant's Plan account when the stock was worth $1,000 but the stock was worth $1,200 when the Participant received it, the Participant would not have to pay tax on the $200 increase in value until the Participant later sold the stock.

     A Participant may instead elect not to have the special rule apply to the net unrealized appreciation. In this case, the Participant's net unrealized appreciation will be taxed in the year he received the stock, unless he rolls over the stock. The stock (including any net unrealized appreciation) can be rolled over to an IRA or another employer plan either in a direct rollover or a rollover that the Participant makes himself.

     If a Participant receives employer stock in a payment that qualifies as a lump sum distribution, the special tax treatment for lump sum distributions described above (such as 5-year averaging) also may apply. See IRS Form 4972 for additional information on these rules.

     Participants employed by Pacific Refining Company or Western Fuel Oil Company should note that stock of Coastal acquired after December 31, 1988 and before May 1, 1996 does not qualify as an employer stock under the tax rules discussed previously.

Surviving Spouses, Alternate Payees, and Other Beneficiaries

     In general, the rules summarized above that apply to payments to employees also apply to payments to surviving spouses of employees and to spouses or former spouses who are "alternate payees." An alternate payee is one whose interest in the Plan results from a "qualified domestic relations order," which is an order issued by a court, usually in connection with a divorce or legal separation. Some of the rules summarized above also apply to a deceased employee's beneficiary who is not a spouse. However, there are some exceptions for payments to surviving spouses, alternate payees, and other beneficiaries that should be mentioned.

     A surviving spouse may choose to have an eligible rollover distribution paid in a direct rollover to an IRA or paid to such spouse. If the payment is paid to such spouse, such spouse can keep it or roll it over himself/herself to an IRA but the spouse cannot roll it over to an employer plan. An alternate payee has the same choices as the employee. Thus, the alternate payee can have the payment paid as a direct rollover or paid to the alternate payee. If the alternate payee has it paid to himself/herself, then the alternate payee can keep it or roll it over to an IRA or to another employer plan that accepts rollovers. A beneficiary other than the surviving spouse cannot choose a direct rollover and cannot roll over the payment himself/herself.

     A surviving spouse, an alternate payee, or another beneficiary does not have a payment subject to the additional 10% tax described above, even if they are younger than age 59-1/2.

     A surviving spouse, an alternate payee, or another beneficiary may be able to use the special tax treatment for lump sum distributions and the special rule for payments that include employer stock, as described above. If such a payee receives a payment because of the employee's death, he or she may be able to treat the payment as a lump sum distribution if the employee met the appropriate age requirements, whether or not the employee had 5 years of participation in the Plan.